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                                  EXHIBIT 10.4

                                Letter Agreement



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                       CAPITAL VENTURES INTERNATIONAL c/o
                        Heights Capital Management, Inc.
                        425 California Street, Suite 1100
                             San Francisco, CA 94104


                      RGC INTERNATIONAL INVESTORS, LDC c/o
                       Rose Glen Capital Management, L.P.
                                3 Bala Plaza East
                         251 St. Asaph's Road, Suite 200
                              Bala Cynwyd, PA 19103



                                 August 10, 1998



NM Acquisition Co., LLC
Attn:  Eric Weiss
c/o Buchalter, Nemer, Fields & Younger
601 South Figueroa Street
 Suite 2400
Los Angeles, CA  90017
Attn:  Stuart Buchalter


National Media Corporation
Eleven Penn Center
1835 Market Street
Suite 1100
Philadelphia, PA 19103
Attn:  Board of Directors


Gentlemen:

         Each of Capital Ventures International, a Cayman Islands company ("CVI"), and RGC International Investors, LDC, a Cayman Islands limited duration company ("RGC") and together with CVI, the "Series D Holders"), NM Acquisition Co., LLC, a Delaware limited liability company ("ACO"), and, to the extent set forth on the signature page hereof, National Media Corporation, a

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Delaware corporation ("NMC"), by its execution of this letter (the "Agreement"), hereby agrees as follows:


         1.       Description of Shares and Warrants.

                  (a) CVI is the owner of 15,000 shares of the Series D Convertible Preferred Stock, par value $.01 per share, issued by NMC (the "Series D Shares"); 375,000 warrants issued by NMC to the Series D Holders and governed by the National Media Corporation Stock Purchase Warrants-D dated January 5, 1998 (the "Series D Warrants") and 742,060 warrants issued by NMC to the Series D Holders and governed by the Revised National Media Corporation Stock Purchase Warrants-C dated September 18, 1997 (the "Series C Warrants") exercisable into shares of NMC Common Stock, par value $.01 per share ("NMC Common Stock").

                  (b) RGC is the owner of 4,900 Series D Shares, 125,000 Series D Warrants and 247,353 Series C Warrants.

                  (c) Pursuant to Section 4(b) of this Agreement, each Series D Share will be convertible into shares of NMC Common Stock at a fixed conversion price equal to $1.073125 per share of NMC Common Stock (subject to adjustment pursuant to the terms thereof) and each Series D Warrant and Series C Warrant is exercisable for one share of NMC Common stock at a fixed exercise price of $1.073125 (subject to adjustment pursuant to the terms thereof).

                  (d) The Series D Shares were issued to the Series D Holders by NMC in exchange for previously issued Series C Convertible Preferred Stock of NMC. Each of CVI and RGC represents and warrants to its knowledge (without investigation), and NMC hereby represents and warrants, that the shares of NMC Common Stock underlying the Series D Shares, the Series C Warrants and the Series D Warrants were the subject of a Registration Statement on Form S-3 dated March 18, 1998 filed by NMC on March 18, 1998 with the Securities and Exchange Commission ("SEC"), which Registration Statement was declared effective by the SEC on April 9, 1998 (the "Series D Registration Statement").

         2.       Representations and Warranties.

                  (a) Representations and Warranties of Series D Holders. Each Series D Holder represents and warrants to ACO as follows:

                        (i) On the Closing Date, such Series D Holder will have conveyed to ACO valid title with respect to its Series D Shares, Series C Warrants and Series D Warrants sold to ACO pursuant to Section 3 of this Agreement, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than pursuant to this Agreement.

                       (ii) Such Series D Holder has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement on the part of such Series D Holder, enforceable against such Series D Holder in accordance with its terms, except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The certificates representing the Sold Securities (as defined below) to be sold by such Series D Holder to ACO hereunder will have been duly endorsed and delivered on its behalf, and such Series D Holder has instructed the Secretary of NMC to transfer the record ownership of such Sold Securities to ACO on the securities transfer ledgers of NMC and to issue new stock certificates or warrants, as the case may be, for such Sold Securities in ACO's name as record owner thereof.

                      (iii) Such Series D Holder has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization as the type of entity that it purports to be; and such Series D Holder has full legal right, power and authority to enter into and perform its obligations under this Agreement and to sell, assign, transfer and deliver the Sold Securities to be sold by it to ACO under this Agreement. All consents, approvals, authorizations and orders (including any required by state "Blue Sky" laws) required for the execution and delivery by such Series D Holder of this Agreement, and the sale and delivery of the Sold Securities to be sold by such Series D Holder to ACO under this Agreement have been obtained and are in full force and effect.

                  (b) Representations and Warranties of ACO. ACO represents and warrants to each of the Series D Holders as follows:

                           (i) ACO has been duly organized and is validly
existing as a limited liability company under the Delaware Limited Liability Company Act; ACO has full legal right, power and authority to enter into and perform its obligations under this Agreement and to purchase the Sold Securities pursuant to under this Agreement.

                           (ii) ACO has duly authorized, executed and
delivered this Agreement and this Agreement constitutes a valid and binding agreement on the part of ACO, enforceable against it in accordance with its terms, except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

                           (iii) All consents, approvals, authorizations and
orders required for the execution, delivery and performance by ACO of this Agreement, and its purchase of the Sold Securities have been obtained and are in full force and effect.

                           (iv) ACO is an "accredited investor" as such term
is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). ACO has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in NMC, and ACO and its members are able to bear the economic risk of the investment in NMC and at the present time ACO and its members could afford a complete loss of ACO's investment in the Sold Securities. ACO recognizes that its investment in NMC involves substantial risks, including a risk of total loss of its investment. ACO acknowledges that neither of the Series D Holders has made any representations or warranties with respect to NMC or its business, condition (financial or otherwise) or prospects, and ACO has not relied on either of the Series D Holders for any information or advice with respect to its investment in the Sold Securities.

                           (v) The Sold Securities are being acquired for
investment and not with a view to, or for resale in connection with, any distribution of any such Sold Securities or the NMC Common Stock underlying such Sold Securities within the meaning of the Act or applicable state securities laws. By such representation, ACO means that it is acquiring the Sold Securities for its own account for investment and that no one else has any beneficial ownership of the Sold Securities other than the members of ACO.

                           (vi) ACO has retained no finder or broker in
connection with the transactions contemplated by this Agreement, and ACO hereby agrees to indemnify and to hold harmless the other parties hereto from and against any liability for any commission or other compensation in the nature of a finder's fee of any broker or other person (and the costs and expenses of defending against such liability or asserted liability) for which ACO, any of its members, employees and representatives is responsible.

         3.       Purchase, Sale and Delivery of Sold Securities.

                  (a) The closing of the purchase and sale of the Sold Securities shall take place at 10:00 a.m. (PDT) on August 12, 1998 (the "Closing Date") at the offices of Buchalter, Nemer, Fields & Younger, 601 South Figueroa Street, Suite 2400, Los Angeles, California, or such other date, time and place as the parties hereto shall mutually designate.


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                  (b) On the basis of the representations, warranties and
agreements contained herein, ACO has agreed to purchase and

                            (i) ACO will purchase and CVI will sell to ACO
7,500 Series D Shares (the "CVI Sold Shares"), 250,000 Series D Warrants and 494,707 Series C Warrants (the "CVI Sold Warrants" and together with the CVI Sold Shares, the "CVI Sold Securities") in exchange for the aggregate purchase price of U.S. $7,500,000 (the "CVI Purchase Price"); and

                           (ii) ACO will purchase and RGC will sell to ACO 2,500
Series D Shares (the "RGC Sold Shares"), 83,333 Series D Warrants and 164,902 Series C Warrants (the "RGC Sold Warrants" and together with RGC Sold Shares the "RGC Sold Securities") in exchange for the aggregate purchase price of U.S. $2,500,000 (the "RGC Purchase Price"). The CVI Sold Securities and the RGC Sold Securities are collectively referred to herein as the "Sold Securities".

                  (c) Delivery of one or more certificates as contemplated in Subsection 3(d) below representing the Sold Securities to be purchased and sold pursuant to this Section 3 will be made on the Closing Date against payment of the CVI Purchase Price by ACO by bank wire transfer of immediately available funds, to a bank account identified by CVI and payment of the RGC Purchase Price by ACO by bank wire transfer of immediately available funds to a bank account identified by RGC.

                  (d) In addition, on the Closing Date, each Series D Holder will deliver to NMC all of the certificates representing Series D Shares to be sold by it to ACO hereunder; NMC shall issue to ACO certificates representing such shares and affix a legend to each such certificate (and to certificates subsequently issued in exchange for such certificates), as follows:

           "The conversion terms contained in the Certificate of Designation for the Series D Convertible Preferred Shares are subject to a contract between all of the holders of such shares and National Media Corporation (the "Company") dated August 10, 1998 (the "Agreement") which provides that the conversion price shall be $1.073125, subject to adjustment and termination under certain circumstances. Each person who acquires an interest in the shares represented by this Certificate takes subject to this modification and is required by the Agreement to have each certificate for Shares marked with this legend, and each such person may inspect the relevant portion of the Agreement at the office of the Company."

Promptly after the Closing Date, NMC shall deliver to each Series D Holder new certificates representing its Post Closing Shares, as defined below, containing the above legend in exchange for such Series D Holder's existing certificates representing such shares.

                  (e) The parties agree that, as of the Closing Date and thereafter, NMC shall add an amount equal to the Retained Premium (as defined below) to the amount of premium (the "Premium") that has accrued with respect to each Post Closing Share owned by CVI and RGC. The parties agree that the CVI Sold Shares and the RGC Sold Shares are being sold to ACO without any accrued Premium, but that Premium on all Series D Stock shall accrue from the Closing Date. For the purposes hereof, "Retained Premium" shall mean (a) with respect to CVI, the aggregate amount of all Premium which has accrued from April 14, 1998 with respect to the CVI Sold Shares through and including the Closing Date divided by the number of Post Closing Shares owned by CVI immediately after consummation of the sale pursuant to Section 3 hereof, and (b) with respect to RGC, the aggregate amount of all Premium which has accrued from April 14, 1998 with respect to the RGC Sold Shares through and including the Closing Date divided by the number of Post Closing Shares owned by RGC immediately after consummation of the sale pursuant to Section 3 hereof.

                  (f) Subject to the closing of the Transaction, each of RGC and CVI waive their right to claim any accrued Premium for any period prior to April 14, 1998. In the event that the Transaction does not close on or before December 31, 1998 the waiver contained in this Section 3(f) shall be void ab initio.

         4.       Further Agreements.

                  (a) Board Observer Rights. For so long as CVI owns in the aggregate at least 500 Post Closing Shares or at least 500,000 shares of NMC Common Stock acquired upon conversion of Post Closing Shares or exercise of Series C Warrants or Series D Warrants, NMC shall afford an "Observer Right" to a designee of CVI (the "Observer") (i) who shall receive notice of all NMC Board of Directors meetings and all Board Committee meetings, in each case whether in person, by telephone or other, and NMC shall provide to the Observer, concurrently with making available to the members of the NMC Board of Directors or any such Board Committee, a copy of all board packages, minutes, documents, slides, audio/visual materials, charts, graphs, or other materials provided to such members, unless distributed at the actual meeting in which case such materials shall be furnished to the Observer at such meeting, or if the Observer has not attended such meeting, as soon as practicable thereafter; and (ii) who may attend, in a nonvoting observer capacity, any such

NMC Board of Directors meeting or Board Committee meeting, provided, that CVI and RGC shall execute a Non-Disclosure Agreement in the form agreed upon by CVI, RGC and NMC. NMC acknowledges that the Observer will likely have, from time to time, information that may be of interest to NMC ("Information"). NMC agrees that the Observer shall not have any duty to disclose such Information to NMC or permit NMC to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to NMC if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit CVI's or RGC's ability to pursue opportunities based on any Information. Notice of the first such meeting following the Closing Date shall be provided to Michael Spolan as CVI's initial designee, at the address for CVI on the first page of the Agreement.

                  (b)      Standstill Provisions.

                           (i) For a period ending on the first anniversary
of the Closing Date, each of CVI, RGC and ACO agrees (for the exclusive benefit of NMC) not to (A) sell more than 50% of the Series D Shares held by it immediately after consummation of the purchase and sale of the Sold Securities pursuant to Section 3 hereof (its "Post Closing Shares"); or (B) sell more than 50% of the NMC Common Stock issuable upon conversion of all of its Post Closing Shares.

                           (ii) Each of CVI, RGC and ACO further agrees (for the
exclusive benefit of NMC) that, as to its Post Closing Shares not subject to the selling restriction of paragraph (i) above, it will not sell or transfer (other than to affiliates) either more than (x) 25% of such Post Closing Shares or (y) 25% of the NMC Common Stock issuable upon conversion thereof in any of the following three month periods: (a) the period beginning on August 12, 1998 and ending on November 11, 1998, (b) the period beginning on November 12, 1998 and ending on February 11, 1999, (c) the period beginning on February 12, 1999 and ending on May 11, 1999, or (d) the period beginning on May 12, 1999 and ending on August 11, 1999 (each, a "Quarter"); provided, however, that any shares of NMC Common Stock which were permitted to be sold by it in any Quarter and which were not so sold will be added to the number of shares of NMC Common Stock permitted to be sold by it in any subsequent Quarter, except that in no event shall more than 50% of the shares of NMC Common Stock issuable upon conversion of its Post Closing Shares may be sold in any subsequent Quarter.

                           (iii) Notwithstanding the provisions contained in
the Certificate of Designations, Preferences and Rights of Series D Convertible Stock of National Media Corporation (the "Certificate of Designations"), the "Conversion Price" (as such term is used in the Certificate of Designations) shall equal $1.073125 (subject to adjustment as described in the Certificate of Designations) and the Series D Holders and ACO waive (for themselves, their successors, assigns and transferees) their right to convert such shares at the Variable Conversion Price. As a condition to the transfer of any Series D Shares to any other person or entity (other than NMC) (each, a "Transferee") by either of the Series D Holders or ACO, such Transferee shall be required to execute an instrument reasonably satisfactory to NMC (in form and substance) subjecting such Transferee to the terms and conditions of this Section 4(b)(iii) and Subsection 3(e) hereof. NMC, CVI, RGC and ACO acknowledge that the Series D Warrants and the Series C Warrants are exercisable for shares of NMC Common Stock at an "Exercise Price" (as such term is used in the Series C Warrants and the Series D Warrants) of $1.073125 (subject to adjustment as described in such warrants).

                           (iv) The provisions of (i), (ii), (iii) and (vii) of
this Section 4(b) shall immediately and automatically terminate and each of CVI and RGC shall be free to sell any of its Post Closing Shares or the underlying NMC Common Stock if (x) the proposed transaction between ACO and NMC as set forth in a Stock Purchase Agreement between such parties dated August 11, 1998 (the "Transaction") is terminated at any time or not consummated by November 15, 1998 or upon receipt of a letter from NMC to ACO (with a copy to CVI and RGC) extending the termination date of the Transaction because NMC is awaiting regulatory or shareholder approval, December 31, 1998,
(y) NMC shall agree to eliminate such provisions, or (z) there shall occur a Change in Control (as defined below) other than as contemplated by the Transaction.

                           (v) For the purposes of this Agreement, "Change
in Control" means (A) at such time as any person, other than ACO, any subsidiary of ACO or any entity Controlled (as defined below) by any of the foregoing persons, is or becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions (other than a merger or consolidation involving NMC which is covered by clause (B) below), of shares of capital stock of NMC entitling such person to exercise in excess of 50% of the total voting power of all shares of capital stock of NMC entitled to vote generally in the election of directors; (B) there occurs any consolidation of NMC with, or merger of NMC into, any other person, any merger of another person into NMC, or any sale or transfer of the assets of NMC as, or substantially as, an entirety to another person (other than (y) any such transaction pursuant to which the holders of all outstanding NMC Common Stock immediately prior to such transaction have, directly or indirectly, shares of capital stock of the continuing or surviving corporation immediately after such transaction which entitle such holders to exercise in excess of 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors or (y) any merger (1) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of NMC Common Stock or (2) which is effected solely to change the jurisdiction of incorporation of NMC and results in a reclassification, conversion or exchange of outstanding shares of NMC Common Stock solely into shares of the common stock of the successor to NMC having substantially the same relative rights as the NMC Common Stock); (C) a change in the Board of Directors of NMC in which the individuals who constituted the Board of Directors of NMC at the beginning of the two-year period immediately preceding such change (together with any other director whose election by the Board of Directors of NMC or whose nomination for election by the stockholders of NMC was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or (D) the execution of a binding agreement to effect of any of the foregoing. For the purpose of the definition of "Change in Control" the term "Controlled" shall mean ownership or control of more than 50% of the voting power of such entity.

                           (vi) The provisions of subsections (i) and (ii) of
this Section 4(b) shall not apply to any sale where the seller and buyer are both parties to this Agreement.

                           (vii) During the period commencing on the Closing
Date and ending on the date which is the closing date of the Transaction, neither of the Series D Holders shall sell short shares of NMC Common Stock. Subject to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and the rules of the New York Stock Exchange ("NYSE") as applicable, during the period commencing on the closing date of the Transaction and ending on the one year anniversary of the Closing Date, the Series D Holders shall during any calendar week be permitted to sell short only such number of shares of NMC Common Stock as does not exceed, in the aggregate, twenty-five percent (25%) of the average daily trading volume of NMC Common Stock on the NYSE over the 45 trading day period ending on the last trading day of the week prior to the week during which any such determination is made; provided, however, that any amounts permitted to be but not sold short in any calendar week will not be carried forward to the subsequent calendar week.

                           (viii) An example of the limitations described in
Subsection 4(b)(vii) above is: if the average daily trading volume of NMC Common Stock on the NYSE over the 45- day trading period ending on Friday November 13, 1998 were 300,000 shares, then commencing on the trading week beginning on Monday, November 16, 1998 and ending on Friday, November 20, 1998, the Series D Holders may sell short up to a maximum of 75,000 Shares of NMC Common Stock during the trading week (e.g., 300,000 x 25% = 75,000 shares).

                  (c) Voting Provisions. Effective on the closing date of the Transaction, for a period ending on the third anniversary of the closing date of the Transaction, each of the Series D Holders agrees (for the exclusive benefit of NMC) that, as to any shares of NMC Common Stock which it owns as of a "record date" set by NMC for stockholder vote, it will vote (whether by proxy or otherwise) all of such shares of NMC Common Stock in favor of any proposal recommended by the NMC Board of Directors for stockholder approval. The provisions of this
Section 4(c) shall immediately and automatically terminate and each of CVI and RGC shall be free to vote its shares of NMC Common Stock against any proposal recommended by the NMC Board of Directors for stockholder approval in any stockholder vote which occurs after a Change in Control has occurred.

                  (d) Right of First Refusal. For a period ending on the second anniversary of the Closing Date, each Series D Holder, prior to selling or transferring (other than (x) to any of its affiliates, or (y) upon conversion into NMC Common Stock) any of its Post Closing Shares ("Offered Shares"), shall provide NMC with the right of first refusal to purchase the Offered Shares in the following manner:

                           (i) Any Series D Holder proposing to make such a
sale or transfer shall give notice (the "Transfer Notice") to NMC in writing of such intention, specifying the number of Offered Shares proposed to be sold or transferred and the proposed price therefor, and setting forth all the other terms of such proposed sale and transfer.

                           (ii) NMC shall have the right, exercisable by written
notice given by NMC (which notice shall constitute a binding commitment by NMC) to the Series D Holder which gave the Transfer Notice within 5 calendar days after receipt of such Transfer Notice to purchase for cash (or to cause a person or designated by NMC to purchase for cash) all, but not a part of, the Offered Shares specified in such Transfer Notice at the price and otherwise on the same terms set forth therein (except that the closing thereof shall be governed by Subsection (d)(iii) below). If the purchase price specified in the Transfer Notice includes any property other than cash or any property with a readily ascertainable market value, including but not limited to publicly traded securities, such purchase price shall be deemed to be the amount of any cash included in the purchase price plus an amount equal in cash to the fair market value of any property with a readily ascertainable market value included in such price (which in the case of publicly traded securities shall equal the last reported sales price on the date of the Transfer Notice) or, if no readily ascertainable market value exists, an amount equal to the fair market value of such property determined by a qualified third party appraiser selected jointly by NMC and the Series D Holder. If NMC and such Series D Holder are unable to agree upon a third party appraiser, each of NMC and such Series D Holder shall select a third party appraiser. The two third party appraisers so selected shall appoint a third appraiser. The determination of such third appraiser shall be used to determine the consideration payable by NMC, which determination shall be final and binding on NMC and such Series D Holder.

                           (iii) If NMC exercises its right of first refusal
hereunder within the time specified for such exercise, the closing of the purchase of Offered Shares with respect to which such right has been exercised shall take place within 5 calendar days after NMC gives notice of such exercise.

                           (iv) If NMC fails to exercise any right of first
refusal hereunder within the time specified for such exercise, the Series D Holder giving the Transfer Notice shall be free during the period of 90 calendar days following the expiration of such time for exercise to sell the Offered Shares specified in such Notice at the price specified therein or at any price in excess thereof. If such Series D Holder fails to consummate the transaction subject to such Transfer Notice within such 90 calendar day period, the right of first refusal pursuant to this Section 4(d) shall again become applicable to such Offered Shares.

                           (v) The provisions of this Section 4(d) shall
immediately and automatically terminate and the Series D Holders will be permitted to sell any of their Post Closing Shares if (x) the Transaction is terminated at any time or otherwise fails to be consummated on or before November 15, 1998, or upon receipt of a letter from NMC to ACO (with a copy to CVI and RGC) extending the termination date of the Transaction because NMC is awaiting regulatory or shareholder approval, December 31, 1998; (y) NMC shall agree to terminate such provisions; or (z) a Change in Control shall occur.

                  (e) Transfer of Sold Securities. In connection with the purchase and sale of the Sold Securities:

                           (i) NMC acknowledges that it has received the
CVI Sold Warrants, the RGC Sold Warrants and, from each Series D Holder, endorsed stock certificates for the Series D Shares constituting its Sold Securities and letters of instruction regarding such Sold Securities and its Post Closing Shares, Series C Warrants and Series D Warrants, and NMC hereby waives its right to require that it receive an opinion of counsel in connection with such transfer to the effect that the transfer of the Sold Securities is exempt from registration under the Act or any state securities laws. NMC, in waiving this right, may rely on the representations of ACO in Section 2(b)(iv) hereof as if being made directly to NMC.

                           (ii) ACO agrees for the benefit of NMC to be
bound by all of the provisions contained in the Registration Rights Agreement, among NMC, CVI and RGC, dated as of September 4, 1997, as amended (the "Registration Rights Agreement"). ACO acknowledges that it has no rights with respect to NMC Series E Preferred Stock, including without limitation, the right to sell NMC Common Stock convertible from such Series E Preferred Stock, pursuant to the Registration Rights Agreement or under the Series D Registration Statement.

         5. Specific Enforcement. Each of the parties hereto acknowledges and agrees that a party may not be made whole by monetary damages in the event of any breach of the provisions of this Agreement. It is accordingly agreed that a party, in the event of a breach of this Agreement by another party, shall be entitled to seek an injunction or injunctions to prevent or cure such breaches and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the party may be entitled by law or equity. In furtherance of the foregoing, the parties agree that they shall not be permitted to, and shall not, assert or bring any claim seeking to terminate or suspend performance of any provision of this Agreement or seeking any determination that any provision of this Agreement (including this Paragraph 5) is invalid or unenforceable.

         6. Notices. All notices or communications hereunder, except as herein otherwise specifically provided, shall be in writing and, if sent to ACO, shall be mailed, delivered, or telecopied (and confirmed by letter) at the address set forth above or at telecopier number (818) 461-5496, Attention: Eric Weiss, with a copy to Buchalter, Nemer, Fields & Younger, 601 South Figueroa Street, Suite 2400, Los Angeles, California 90017, Attention: Stuart D. Buchalter, telecopier number: (213) 896-0400, if sent to CVI such notice shall be mailed, delivered, or telecopied (and confirmed by letter) at the respective addresses set forth above, Attention: Michael Spolan, or at telecopier number (415) 403-6525, with a copy to Gibson, Dunn & Crutcher LLP, One Montgomery Street, 31st Floor, San Francisco, California 94105, Attention: Gregory J. Conklin, telecopier number
(415) 986-5309; if sent to RGC such notice shall be mailed, delivered or telecopied (and confirmed by letter) to Gary Kaminsky, or at telecopier number
(610) 617-0570, with a copy to Morgan Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, Pennsylvania 19103, Attention: James W. McKenzie, Jr., telecopier number (215) 963-0570; and if sent to NMC, such notice shall be mailed, delivered or telecopied (and confirmed by letter) at the address set forth above or at telecopier number (215) 988-4869, Attention: General Counsel.

         7. Parties. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and each of their respective administrators, successors and assigns. Nothing set forth in this Agreement is intended or shall be construed to give any person or entity, other than the parties hereto and their respective administrators, successors and assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective administrators, successors and assigns.

         8. Entire Agreement; Amendments. This Agreement, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to its subject matter, including that certain Letter Agreement dated July 15, 1998 among CVI, RGC, ACO and NMC. CVI and RGC acknowledge that the Certificate Designations for the NMC Series E Preferred Stock contains a provision which states that, on liquidation of NMC, the Series E Preferred Stock and the Series D Shares are treated pari passu. This Agreement may be amended only by a written instrument duly executed by the party or parties charged with the performance of the provision to be amended or their respective successors or assigns.

         9. Survival of Representations. All representations, warranties and agreements made by ACO and the Series D Holders in this Agreement or pursuant hereto shall survive the Closing Date.

         10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

         11. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws principles.

         12. Counterparts. This Agreement may be signed in several counterparts, each of which will constitute an original, and together shall constitute one and the same Agreement.

         13. Publicity. Prior to filing any document with any governmental authority or issuing any press release or other public statement which refers to this Agreement, any of the Series D Holders' obligations hereunder, either of the Series D Holders or the Series D Holders' ownership of any Series D Shares, Series C Warrants, Series D Warrants or NMC Common Stock, each party hereto shall provide the other parties with a reasonable opportunity to review and comment on such document, press release or other public statement.

         If the foregoing correctly sets forth our understanding, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among ACO, the Series D Holders and NMC.

                                "SERIES D HOLDERS"

                                CAPITAL VENTURES INTERNATIONAL

                                By:      Heights Capital Management Inc.,
                                         as agent


                                         By:
                                            ------------------------------------
                                               Michael Spolan,
                                               General Counsel and Secretary

                                RGC INTERNATIONAL INVESTORS, LDC

                                By:      Rose Glen Capital Management, L.P.
                                By:      RGC General Partner Corp.

                                         By:
                                            ------------------------------------



Accepted and agreed as of the date written above:

NM ACQUISITION CO., LLC,
a Delaware limited liability company

By:      Temporary Media Co., LLC,
         a Delaware limited liability company
         Its Managing Member

         By:
            --------------------------------
                  Eric Weiss,
                  Managing Member


Accepted and agreed as of the date written above as to Sections 1, 3, 4, 5, 6, 7, 8, 10, 11, 12 and 13

NATIONAL MEDIA CORPORATION,
a Delaware corporation


By:
   -----------------------------------------
         [Name]
         [Title]